Exhibit 10.1

323 Allerton Avenue South San Francisco, California Phone: (650) 466-7125

September 5, 2023

Jason Lettmann

Via Email

Re: Offer of Employment

Dear Jason:

I am pleased to offer you a position with ALX Oncology Holdings Inc. (the “Company”) in accordance with the terms of this Offer of Employment letter agreement (the “Agreement”).

1. Title; Position; Location. If you accept this offer of employment, you will serve as the Company’s Chief Executive Officer (“CEO”). In your role as CEO, you will report to the Board and will perform the duties and responsibilities customary for such position and such other related duties as are lawfully assigned by the Company’s Board. You will perform your duties from your residence in Boulder, Colorado, subject to customary travel as reasonably required by the Company and necessary to perform your job duties, including travel to the Company’s corporate offices located in South San Francisco, California.

2. Board Membership. Upon commencement of your employment as CEO, you also will continue as a member of the Company’s Board of Directors (the “Board”). At each annual meeting of the Company’s stockholders, during the term of your employment while you are serving as CEO, at which your term as a member of the Board otherwise would expire, the Company will nominate you to serve as a member of the Board. Your service as a member of the Board will be subject to any required stockholder approval. Upon the termination of your employment with the Company for any reason, unless otherwise requested by the Board, you will be deemed to have resigned from the Board (and all other positions held at the Company and its affiliates) voluntarily, without any further required action by you, as of the end of your employment with the Company and you, at the Board’s request, will execute any documents reasonably necessary to reflect your resignation(s).

3. Base Salary. Your annual base salary will be $675,000 (“Salary”), which will be payable, less any applicable withholdings, in accordance with the Company’s normal payroll practices. Your Salary will be subject to review and adjustment from time to time by our Board or its Compensation Committee (the “Committee”), as applicable, in its sole discretion.

4. Annual Bonus. For the Company’s 2023 fiscal year, you will have the opportunity to earn a target annual cash bonus equal to fifty-five percent (55%) of your annual base salary earned during the fiscal year, based on achieving performance objectives established by the Board or Committee, as applicable, in its sole discretion and payable upon achievement of those objectives as determined by the Committee. Unless determined otherwise by the Board or Committee, as applicable, any such bonus will be subject to your continued employment through and until the date of payment, and any such bonus amounts paid will be subject to any applicable withholdings. Your annual bonus opportunity and the applicable terms and conditions may be adjusted from time to time by our Board or the Committee, as applicable, in its sole discretion.

5. Equity Awards. It will be recommended that, subject to the approval of the Board or the Committee, as applicable, in its sole discretion, the Company grant you an award of stock options (the “Option”) to purchase 1,200,000 shares of the Company’s common stock (“Shares”) under the Company’s 2020 Equity Incentive Plan (or any successor plan, as applicable) and applicable option agreement thereunder, with an exercise price per Share equal to the fair market value per Share on the Option’s date of grant, as determined by the Board or Committee (as applicable). The Company will recommend that the Option be scheduled to vest and become exercisable as to one-fourth (1/4th) of the Shares subject to the Option on the one-year anniversary of the vesting commencement date (which shall be the same date as the date the Board or Committee approves the grant), and as to one forty-eighth (1/48th) of the Shares subject to the Option on a monthly basis thereafter on the same day of the month as the vesting commencement date (or the last day of the month, if a particular month does not have a corresponding day), subject to your continued service with the Company or its subsidiaries through the applicable vesting date.

For purposes of clarity, outstanding Company equity awards previously granted to you will continue to be subject to, and vest according to, the terms of the applicable Company equity plan under which such equity awards were granted and the applicable award agreements thereunder.

6. Employee Benefits. You will be eligible to participate in the benefit plans and programs established by the Company for its employees from time to time, subject to their applicable terms and conditions, including without limitation any eligibility requirements. The Company will reimburse you for reasonable travel or other expenses incurred by you in the furtherance of or in connection with the performance of your duties under this Agreement, pursuant to the terms of the Company’s expense reimbursement policy as may be in effect from time to time. The Company reserves the right to modify, amend, suspend or terminate the benefit plans, programs, and arrangements it offers to its employees at any time.

7. Severance. You will be eligible to enter into a Change in Control and Severance Agreement (the “Severance Agreement”) applicable to you based on your position within the Company. The Severance Agreement will specify the severance payments and benefits you may become entitled to receive upon certain qualifying terminations of your employment with the Company including in connection with a change in control of the Company. For purposes of clarity, other than any vesting acceleration benefits set forth in the Company’s 2020 Equity Incentive Plan and the award agreements thereunder governing the terms of your stock options to purchase shares of Company common stock granted thereunder (to the extent not modified or superseded by your Severance Agreement), any severance payments, benefits and arrangements that may have applied to you before the effectiveness of the Severance Agreement no longer will apply, and you will have no rights or entitlements under any such plans, programs, agreements or arrangements.

8. Confidentiality Agreement. As an employee of the Company, you will have access to certain confidential information of the Company and you may, during the course of your employment, develop certain information or inventions that will be the property of the Company. To protect the interests of the Company, you agree to sign and comply with the terms of the Company’s Employee Confidentiality, Inventions and Non-Interference Agreement (the “Confidentiality Agreement”). Please note that we must receive your signed Confidentiality Agreement before your first day of employment.

9. At-Will Employment. This Agreement does not imply any right to your continued employment for any period with the Company or any parent, subsidiary, or affiliate of the Company. Your employment with the Company is and will continue to be at-will, as defined under applicable law. This Agreement and any provisions under it will not interfere with or limit in any way your or the Company’s right to terminate your employment relationship with the Company at any time, with or without cause, to the extent permitted by applicable laws.

10. Protected Activity Not Prohibited. The Company and you acknowledge and agree that nothing in this Agreement limits or prohibits you from filing and/or pursuing a charge or complaint with, or otherwise communicating or cooperating with or participating in any investigation or proceeding that may be conducted by, any federal, state or local government agency or commission, including the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, and the National Labor Relations Board (“Government Agencies”), including disclosing documents or other information as permitted by law, without giving notice to, or receiving authorization from, the Company. Nothing in this Agreement (i) limits employees’ rights to discuss or disclose wages, benefits, or terms and conditions of employment as protected by applicable law, including any rights under Section 7 of the National Labor Relations Act, or (ii) otherwise impairs employees from assisting other Company employees and/or former employees in the exercise of their rights under Section 7 of the National Labor Relations Act. In addition, nothing in this Agreement limits your right to disclose information pertaining to sexual harassment or any unlawful or potentially unlawful conduct, as protected by applicable law. You further understand that you are not permitted to disclose the Company’s attorney-client privileged communications or attorney work product. In addition, you acknowledge that the Company has provided you with notice in compliance with the Defend Trade Secrets Act of 2016 regarding immunity from liability for limited disclosures of trade secrets. The full text of the notice is attached in Appendix A.

11. Additional Employment Provisions. For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated. We also ask that, if you have not already done so, you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. It is the Company’s understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case.

You will devote your full business time and best efforts to the faithful and loyal performance of your duties to the Company (except for permitted vacation periods and reasonable periods of illness or other incapacity). While you render services to the Company, you will not engage in any other employment, consulting or other business activity (whether full-time or part-time) that would create a conflict of interest with the Company, and any engagement or participation in any outside business activity or business affairs by you will be subject to full disclosure and prior written approval from the Board or the Committee, as applicable. Subject to Board approval, you will be permitted to engage in the outside activities set forth in Appendix B, as long as such activities do not interfere with the performance of your duties under this Agreement, and provided that such matters do not involve matters that are competitive with the Company’s actual or anticipated business. You may engage in charitable and community activities as well as own, as a passive investment, less than two percent (2%) of the capital stock of any corporation listed on the national securities exchange or publicly traded in the over-the-counter market, provided that such activities do not interfere with the performance of your duties under this Agreement. By signing this Agreement, you confirm that you have no contractual commitments or other legal obligations that would prohibit you from continuing to perform your duties for the Company.

You agree not to bring any third party confidential information to the Company, including that of your former employer, and that in performing your duties for the Company you will not in any way utilize any such information. As a Company employee, you will be expected to abide by the Company’s rules and standards. You agree that in the rendering of all services to the Company and in all aspects of employment with the Company, you will comply in all material respects with all lawful directives, policies, standards and regulations from time to time established by the Company. You will be required to sign an acknowledgment that you have read and that you understand the Company’s rules of conduct which are included in the Company Handbook.

To accept the Company’s offer, please sign and date in the spaces indicated below and return this Agreement to me. A duplicate original is enclosed for your records. If you accept our offer, your first day of employment will be September 6, 2023 (the “Start Date”). This Agreement, along with the Confidentiality Agreement and Severance Agreement, set forth the terms of your employment with the Company and supersede any prior representations or agreements including, but not limited to, any representations made during your recruitment, interviews or pre-employment negotiations, whether written or oral. This Agreement, including, but not limited to, its at-will employment provision, may not be modified or amended except by a written agreement signed by a duly authorized officer of the Company (excluding yourself). This Agreement will be governed by the laws of the State of Colorado but without regard to the conflict of law provision. This offer of employment will terminate if it is not accepted, signed and returned by September 5, 2023.

We look forward to your favorable reply and to working with you at ALX Oncology Holdings Inc.

[Signature page follows]

Sincerely,

ALX Oncology Holdings Inc.

By:	/s/ Corey Goodman
Corey Goodman
Executive Chair of the Board

Agreed to and accepted:

/s/ Jason Lettmann
Jason Lettmann

Dated: September 5, 2023

Enclosures

•	Duplicate Original Letter

•	Employee Confidentiality, Inventions and Non-Interference Agreement

Appendix A

Section 7 of the Defend Trade Secrets Act of 2016

“ . . . An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that—(A) is made—(i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. . . . An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual—(A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.”

Appendix B

Outside Activities

[Appendix B has been omitted in accordance with Regulation S-K Item 601(a)(5). The registrant agrees to furnish supplementally a copy of any omitted exhibit or schedule to the SEC upon its request, however the registrant may request confidential treatment of omitted items.]